FNCB REPORTS FOURTH QUARTER EARNINGS

First National Community Bancorp, Inc., the parent company of First National Community Bank, reported fourth quarter earnings of $2.8 million compared to the $2.2 million recorded in the same three month period of last year. The $567,000, or 25% improvement in net income was made possible by significant balance sheet growth which resulted in a $1.6 million, or 23% increase in net interest income before the provision for credit losses. The improved net interest income helped to offset increased operating expenses and additional credit loss provisions. Basic earnings per share improved 19% from the $.21 reported last year to $.25 per share. Total assets grew $5 million during the fourth quarter, ending the year at over $1 billion.

FNCB operates sixteen offices throughout Lackawanna and Luzerne Counties.